Exhibit 99.1

Prudential Securities Futures Management Inc.

September 2, 2004

Re:	World Monitor Trust – Series A (the “Fund”)

Termination of Trading Advisory Agreement

Dear Interest Holder:

We are writing to inform you that Eagle Trading Systems, Inc. (“Eagle”) will no longer serve as the Trading Advisor to the Fund. In accordance with its terms, the Trading Advisory Agreement with Eagle is terminated automatically if the assets allocated to Eagle decline by 33 1/3% from the start of trading or during any one calendar year. Unfortunately, as of the close of business on August 27, 2004, the Fund’s NAV declined, since the beginning of the year, by such 33 1/3% amount. Accordingly, the Trading Advisory Agreement was terminated and Eagle was immediately directed to cancel all open orders and to close out all of its market positions on behalf of the Fund.

As you know, the Fund is currently soliciting investor votes for a Proposal that, if approved, would result in Prudential Securities Futures Management Inc. being replaced as the Fund’s Managing Owner by Preferred Investment Solutions Corp. (f/k/a Kenmar Advisory Corp.) Preferred has been advised that the Trading Advisory Agreement with Eagle has been terminated and is currently reviewing options for the Fund. Until such time as a replacement CTA may be employed, the Fund’s assets, which are all cash, will be maintained in an interest bearing account.

As a reminder, the Proposal will be considered at a special meeting of Limited Owners to be held on September 21, 2004. Until such time, you may submit a proxy to vote on the Proposal, or change or revoke your previously submitted proxy vote.

If you have any questions, please do not hesitate to call your Financial Advisor. You may also call us at 212-778-7866.

Sincerely,

Brian J. Martin

President